EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

February 4, 2008

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement of Genesis Bioventures, Inc. on Form S-8, our report dated April 16, 2007 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Genesis Bioventures, Inc. for the year ended December 31, 2006 and to all references to our firm included in this Registration Statement.

Sincerely,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC